Prospectus Supplement No. 10 (to Prospectus dated January 8, 2021)	Filed Pursuant to 424(b)(3) Registration No. 333-250945

6,765,463 Shares of Common Stock

Warrants to Purchase up to 7,692,307 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 926,844 Shares of Common Stock

This prospectus supplement updates and should be read in conjunction with the prospectus dated January 8, 2021, or the Prospectus, relating to the offering of up to 6,765,463 shares of our common stock, warrants to purchase up to 7,692,307 shares of our common stock and pre-funded warrants to purchase 926,844 shares of our common stock, as well as an option to the underwriter in the offering to purchase up to an additional 1,153,846 shares of common stock and/or warrants to purchase up to 1,153,846 shares of our common stock, in any combination thereof. To the extent that there is any conflict between the information contained herein and the information contained in the Prospectus, the information contained herein supersedes and replaces such information.

Current Report

This prospectus supplement incorporates into the Prospectus the information contained in our attached Current Report on Form 8-K that we filed with the Securities and Exchange Commission on June 23, 2021, or the Form 8-K. The Form 8-K, as filed, is set forth below.

The information contained in this Prospectus Supplement No. 10 supplements and supersedes, in relevant part, the information contained in the Prospectus, as amended and supplemented to date. This Prospectus Supplement No. 10 is incorporated by reference into, and should be read in conjunction with, the Prospectus, as amended and supplemented to date, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, as amended and supplemented to date.

The Prospectus, together with Prospectus Supplement No.1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9 and Prospectus Supplement No. 10, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the securities as set forth in the Prospectus, as amended and supplemented. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended to date).”

Our common stock is traded on the NASDAQ Capital Market under the symbol “KMPH.” The last reported sale price of our common stock on June 23, 2021 was $14.30 per share. You are urged to obtain current market quotations for our common stock.

Investing in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and the Risk Factors identified in our Annual Report for the year ended December 31, 2020 and in our Quarterly Report for the quarter ended March 31, 2021 for a discussion of information that should be considered before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2021 (June 18, 2021)

KemPharm, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36913	20-5894398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (321) 939-3416

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMPH	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Warrant Exercise Inducement Letters and Issuance of Warrants

As previously reported, on January 26, 2021, KemPharm, Inc., a Delaware corporation (the “Company”), issued in a private placement warrants to purchase 7,944,430 shares of the Company’s common stock at an exercise price of $6.36 per share (the “Existing Warrants”) to certain holders of the Company’s warrants in exchange for the cash exercise by such holders of such warrants.

On June 18, 2021, the Company entered into warrant exercise inducement offer letters (“Inducement Letters”) with certain holders of Existing Warrants (collectively, the “Exercising Holders”) pursuant to which such holders agreed to exercise for cash their Existing Warrants to purchase 6,117,509 shares of the Company’s common stock in exchange for the Company’s agreement to issue new warrants (the “Inducement Warrants”) on substantially the same terms as the Existing Warrants, except as set forth in the following sentence, to purchase up to 1,529,379 shares of the Company’s common stock, which is equal to 25% of the number of shares of the Company’s common stock issued upon exercise of the Existing Warrants. The purchase price of the Inducement Warrants will be $0.125 per share underlying each Inducement Warrant, and the Inducement Warrants will have an exercise price of $16.50 per share. The Company expects to receive aggregate gross proceeds of approximately $39.1 million from the exercise of the Existing Warrants by the Exercising Holders and the sale of the Inducement Warrants. The Company has engaged Roth Capital Partners, LLC (“Roth”) as its exclusive placement agent in connection with these transactions and will pay Roth a fee equal to 6% of its gross proceeds from the exercise of the Existing Warrants by the Exercising Holders and the sale of the Inducement Warrants.

The Company also agreed to file a registration statement covering the resale of the shares of the Company’s common stock issued or issuable upon the exercise of the Inducement Warrants no later than 10 calendar days following the date of the Inducement Letters.

Inducement Warrant Terms

The following summary of certain terms and provisions of the Inducement Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Inducement Warrants, the form of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The following description of the Inducement Warrants is qualified in its entirety by reference to such exhibit.

Duration and Exercise Price

The Inducement Warrants are exercisable from and after the date of their issuance and expire on December 31, 2026, at an exercise price per share of common stock equal to $16.50 per share. The holder of an Inducement Warrant will not be deemed a holder of the underlying common stock until the Inducement Warrant is exercised. No fractional shares of common stock will be issued in connection with the exercise of the Inducement Warrants. Instead, for any such fractional share that would have otherwise been issued upon exercise of an Inducement Warrant, the Company will round such fraction up to the next whole share.

Exercisability

The Inducement Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice, provided that payment in full for the number of shares of the Company’s common stock purchased upon such exercise is delivered to the Company in accordance with the terms of the Inducement Warrants (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Inducement Warrant to the extent that the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” would own more than 4.99% (or, upon election by a holder prior to the issuance of its Inducement Warrants, 9.99%) of the Company’s outstanding common stock immediately after exercise.

Cashless Exercise

If, at the time a holder exercises its Inducement Warrants, a registration statement registering the issuance of the shares of common stock underlying such Inducement Warrant under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Inducement Warrants.

Right as a Stockholder

Except as otherwise provided in the Inducement Warrants or by virtue of such holder’s ownership of shares of the Company’s common stock, the holders of the Inducement Warrants do not have the rights or privileges of holders of common stock with respect to the shares of common stock underlying the Inducement Warrants, including any voting rights, until they exercise their Inducement Warrants. The Inducement Warrants provide that holders have the right to participate in distributions or dividends paid on the Company’s common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Inducement Warrants and generally including any reorganization, recapitalization or reclassification of the Company’s common stock, the sale, transfer or other disposition of all or substantially all of the Company’s properties or assets, the Company’s consolidation or merger with or into another person, the acquisition of more than 50% of the Company’s outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by the Company’s outstanding common stock, the holders of the Inducement Warrants will be entitled to receive upon exercise of the Inducement Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Inducement Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by the Company’s board of directors, the holders of the Inducement Warrants have the right to require the Company or a successor entity to redeem the

Inducement Warrants for cash in the amount of the Black Scholes value of the unexercised portion of the Inducement Warrants on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not approved by the Company’s board of directors, the holders of the Inducement Warrants have the right to require the Company or a successor entity to redeem the Inducement Warrants in the amount of the Black Scholes value of the unexercised portion of the Warrants on the date of the consummation of the fundamental transaction payable in the form of consideration paid to the holders of common stock in such fundamental transaction.

The foregoing description of the Inducement Letters and form of Inducement Warrant does not purport to be complete and is qualified in its entirety by reference to the form Inducement Warrant and forms of Inducement Letter, copies of which are filed herewith as Exhibits 4.1 and Exhibit 10.1, respectively, and incorporated herein by reference. For further discussion of the terms of the Existing Warrants, see the Company’s Current Report on Form 8-K, filed with the SEC on January 26, 2021 which portions describing the Existing Warrants are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Inducement Warrants and the shares of the Company’s common stock issuable upon the exercise thereof is hereby incorporated by reference into this Item 3.02. The Inducement Warrants were issued in reliance upon an exemption from registration pursuant to 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 3.03	Material Modifications to Rights of Security Holders.

The disclosure set forth under Item 1.01 is incorporated herein by reference into this Item 3.03 in its entirety.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 22, 2021, the Company filed with the Secretary of State of the State of Delaware: (i) a Certificate of Elimination of Series A Convertible Preferred Stock, eliminating from the Company’s Certificate of Incorporation the 9,578 shares designated as Series A Convertible Preferred Stock; (ii) a Certificate of Elimination of Series B-1 Convertible Preferred Stock, eliminating from the Company’s Certificate of Incorporation the 1,576 shares designated as Series B-1 Convertible Preferred Stock; and (iii) a Certificate of Elimination of Series B-2 Convertible Preferred Stock, eliminating from the Company’s Certificate of Incorporation the 27,000 shares designated as Series B-2 Convertible Preferred Stock.

Copies of the Certificate of Elimination of Series A Convertible Preferred Stock, the Certificate of Elimination of Series B-1 Convertible Preferred Stock and the Certificate of Elimination of Series B-2 Convertible Preferred Stock are filed herewith as Exhibits 3.1, 3.2 and 3.3, respectively, and are incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Elimination of Series A Convertible Preferred Stock, filed with the Delaware Secretary of State on June 22, 2021

3.2	Certificate of Elimination of Series B-1 Convertible Preferred Stock, filed with the Delaware Secretary of State on June 22, 2021

3.3	Certificate of Elimination of Series B-2 Convertible Preferred Stock, filed with the Delaware Secretary of State on June 22, 2021

4.1	Form of Inducement Warrant

10.1	Form of Inducement Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KemPharm, Inc.

Date: June 23, 2021	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA
Chief Financial Officer, Secretary and Treasurer

Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF KEMPHARM, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

KEMPHARM, INC., a Delaware corporation (the “Company”), hereby certifies as follows:

FIRST: The date on which the Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State was May 28, 2014.

SECOND: The Company filed on October 5, 2018, with the Delaware Secretary of State pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) a Certificate of Designation of Series A Convertible Preferred Stock designating the rights, powers, preferences and privileges of the Company’s Series A Convertible Preferred Stock.

THIRD: The Board of Directors of the Company (the “Board”), has adopted the following resolutions:

RESOLVED, that the Board hereby determines that none of the authorized shares of the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company, designated as “Series A Convertible Preferred Stock” in the Certificate of Designation filed by the Company with the Delaware Secretary of State on October 5, 2018, are outstanding, and that none of the shares of Series A Convertible Preferred Stock will be issued subject to such Certificate of Designation;

RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a certificate with the Delaware Secretary of State to eliminate all provisions set forth in the Certificate of Designation of Series A Convertible Preferred Stock pursuant to Section 151(g) of the DGCL; and

FOURTH: That all provisions set forth in the Certificate of Designation of Series A Convertible Preferred Stock are hereby eliminated.

1

IN WITNESS WHEREOF, KemPharm, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer on this 22nd day of June, 2021.

KEMPHARM, INC.

By:	/s/ R. LaDuane Clifton

Name:	R. LaDuane Clifton
Title:	Chief Financial Officer

2

Exhibit 3.2

CERTIFICATE OF ELIMINATION OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

OF KEMPHARM, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

KEMPHARM, INC., a Delaware corporation (the “Company”), hereby certifies as follows:

FIRST: The date on which the Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State was May 28, 2014.

SECOND: The Company filed on September 3, 2019, with the Delaware Secretary of State pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) a Certificate of Designation of Series B-1 Convertible Preferred Stock designating the rights, powers, preferences and privileges of the Company’s Series B-1 Convertible Preferred Stock.

THIRD: The Board of Directors of the Company (the “Board”), has adopted the following resolutions:

RESOLVED, that the Board hereby determines that none of the authorized shares of the Series B-1 Convertible Preferred Stock, par value $0.0001 per share, of the Company, designated as “Series B-1 Convertible Preferred Stock” in the Certificate of Designation filed by the Company with the Delaware Secretary of State on September 3, 2019, are outstanding, and that none of the shares of Series B-1 Convertible Preferred Stock will be issued subject to such Certificate of Designation;

RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a certificate with the Delaware Secretary of State to eliminate all provisions set forth in the Certificate of Designation of Series B-1 Convertible Preferred Stock pursuant to Section 151(g) of the DGCL; and

FOURTH: That all provisions set forth in the Certificate of Designation of Series B-1 Convertible Preferred Stock are hereby eliminated.

1

IN WITNESS WHEREOF, KemPharm, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer on this 22nd day of June, 2021.

KEMPHARM, INC.

By:	/s/ R. LaDuane Clifton

Name:	R. LaDuane Clifton
Title:	Chief Financial Officer

2

Exhibit 3.3

CERTIFICATE OF ELIMINATION OF

SERIES B-2 CONVERTIBLE PREFERRED STOCK

OF KEMPHARM, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

KEMPHARM, INC., a Delaware corporation (the “Company”), hereby certifies as follows:

FIRST: The date on which the Company’s original Certificate of Incorporation was filed with the Delaware Secretary of State was May 28, 2014.

SECOND: The Company filed on January 11, 2021, with the Delaware Secretary of State pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) an Amended and Restated Certificate of Designation of Series B-2 Convertible Preferred Stock designating the rights, powers, preferences and privileges of the Company’s Series B-2 Convertible Preferred Stock.

THIRD: The Board of Directors of the Company (the “Board”), has adopted the following resolutions:

RESOLVED, that the Board hereby determines that none of the authorized shares of the Series B-2 Convertible Preferred Stock, par value $0.0001 per share, of the Company, designated as “Series B-2 Convertible Preferred Stock” in the Amended and Restated Certificate of Designation filed by the Company with the Delaware Secretary of State on January 11, 2021, are outstanding, and that none of the shares of Series B-2 Convertible Preferred Stock will be issued subject to such Amended and Restated Certificate of Designation;

RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a certificate with the Delaware Secretary of State to eliminate all provisions set forth in the Amended and Restated Certificate of Designation of Series B-2 Convertible Preferred Stock pursuant to Section 151(g) of the DGCL; and

FOURTH: That all provisions set forth in the Amended and Restated Certificate of Designation of Series B-2 Convertible Preferred Stock are hereby eliminated.

1

IN WITNESS WHEREOF, KemPharm, Inc. has caused this Certificate of Elimination to be executed by its duly authorized officer on this 22nd day of June, 2021.

KEMPHARM, INC.

By:	/s/ R. LaDuane Clifton

Name:	R. LaDuane Clifton
Title:	Chief Financial Officer

2

Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

SERIES D COMMON STOCK PURCHASE WARRANT

KEMPHARM, INC.

Warrant Shares:	Initial Exercise Date: June 18, 2021

THIS SERIES D COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received,                      or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on December 31, 2026 (the “Termination Date”) but not thereafter, to subscribe for and purchase from KemPharm, Inc., a Delaware corporation (the “Company”), up to                      shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or any Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 144 Fernwood Avenue, Edison, NJ 08837 and a phone number of 732-417-2700, and any successor transfer agent of the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee of the Holder, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $16.50, subject to adjustment hereunder (the “Exercise Price”).

c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B)	=	the Exercise Price, as adjusted hereunder; and

(X)	=	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares

shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

d) Mechanics of Exercise.

i.

Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the applicable Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of such Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of such Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of a Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or the Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the DTC Fast Automated Securities Transfer Program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the applicable Notice of Exercise.

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company or any Subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction, subject to any restrictions under applicable law. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock of the Successor Entity (which Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental

Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(d) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

e) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

f) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its Subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; and provided, further that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein or as restricted by applicable law. To the extent that any notice provided in this Warrant constitutes, or contains, material nonpublic information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on From 8-K.

g) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors.

Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to in accordance with the terms of this Warrant, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith carry out the provisions of this Warrant and take any action as reasonably required to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof to effect such action.

e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable and documented costs and expenses incurred including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by such party in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 1180 Celebration Blvd. Suite 103, Celebration, FL 34747, Attention: R. LaDuane Clifton, Chief Financial Officer, facsimile number: 321-250-3698, email address: lclifton@kempharm.com, or such other facsimile number, email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; and provided, further that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company to the extent permitted under applicable law.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Holder, on the other hand.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

KEMPHARM, INC.

By:
Name:
Title:

NOTICE OF EXERCISE

TO:	KEMPHARM, INC.

(1) The undersigned hereby elects to purchase              Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[    ] in lawful money of the United States; or

[    ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Phone Number:

Email Address:

Dated: ,

Holder’s Signature:

Holder’s Address:

Exhibit 10.1

June 17, 2021

[Name and address of warrant holder]

Re:	Reload Offer of Common Stock Purchase Warrants

To Whom It May Concern:

KemPharm, Inc. (the “Company”) is pleased to offer to you the opportunity to receive new Common Stock purchase warrants of the Company in consideration for the exercise of the Series C Common Stock purchase warrants set forth on your signature page attached hereto (the “Existing Warrants”) currently held by you (the “Holder”). The shares of common stock, par value $0.01 (“Common Stock”), underlying the Existing Warrants (“Existing Warrant Shares”) have been registered for resale pursuant to a registration statement on Form S-3 (File No. 333-252903) (the “Registration Statement”). The Registration Statement is currently effective and, upon exercise of the Existing Warrants, will, to the Company’s knowledge, be effective for the issuance of the Existing Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

In consideration for cash exercising certain of the Existing Warrants held by you on or before 9:00 a.m. (New York City time) on June 18, 2021 (the “Warrant Exercise”), the Company hereby offers to sell you or your designees a new Common Stock Purchase Warrant (the “New Warrants”) to purchase up to a number of shares of Common Stock equal to 25% of the number of Existing Warrant Shares issued pursuant to each Warrant Exercise that occurs from and after the date hereof and prior to 9:00 a.m. on June 18, 2021, which New Warrant (as defined below) shall be substantially in the form of the Existing Warrants. The purchase price of the New Warrant shall equal the $0.125 per share underlying the New Warrant. The new Common Stock Purchase Warrants will be immediately exercisable, expire on December 31, 2026, and have an exercise price equal to $16.50, and will be in the form set forth on Annex B hereto. The original New Warrant certificates will be delivered within two Business Days following each Warrant Exercise pursuant to this letter agreement. Notwithstanding anything herein to the contrary, in the event the Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 1(f) of the Existing Warrants, the Company shall only issue such number of Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Warrant Shares permitted thereunder with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrant which shall be deemed prepaid thereafter, and exercised pursuant to a Notice of Exercise in the Existing Warrant (provided no additional exercise price shall be payable).

The Holder may accept this offer by signing this letter below, with such acceptance constituting the Holder’s exercise of the number of Existing Warrants as set forth on the Holder’s signature page attached hereto for an aggregate exercise price as set forth on the Holder’s signature page hereto (the “Aggregate Exercise Price”) on or before 9:00 a.m. (New York City time) on June 18, 2021.

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. Holder represents and warrants that, as of the date hereof it is, and on each date on which it exercises any New Warrants it will be, an “accredited investor” as defined in Rule 501 of the Securities Act, and agrees that the New Warrants will contain restrictive legends when issued, and neither the New Warrants nor the shares of Common Stock issuable upon exercise of the New Warrants will be registered under the Securities Act, except as provided in Annex A attached hereto.

If this offer is accepted and this letter agreement is executed and delivered to the Company on or before 9:00 a.m. (New York City time) on June 18, 2021, the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby (the “Press Release”) on or before 9:15 a.m. (New York City time) on June 18, 2021 and (ii) file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing all material terms of the transactions contemplated hereunder, including this letter agreement as an exhibit thereto with the Commission within the time required by the Exchange Act. From and after the issuance of the Press Release, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated hereby. In addition, effective upon the issuance of the Press Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company or any of its officers, directors, agents, employees or Affiliates on the one hand, and the Holder or any of its Affiliates on the other hand, shall terminate. From and after the issuance of the Press Release, the Company represents to the Holder that none of the Company’s directors, officers, employees or agents will provide the Holder with any material, nonpublic information that is not disclosed in the Press Release.

The Company represents, warrants and covenants that, upon acceptance of this offer, all of the Existing Warrant Shares being exercised shall be delivered electronically through the Depository Trust Company within one (1) Trading Day of the date the Company receives the Aggregate Exercise Price (or, with respect to shares of Common Stock that would otherwise be in excess of the Beneficial Ownership Limitation, within one (1) Business Day of the date the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation). Except as set forth herein, the terms of the Existing Warrants, including but not limited to the obligations to deliver the Existing Warrant Shares, shall remain in effect as if the acceptance of this offer was a formal exercise notice under the Existing Warrants.

The Company acknowledges and agrees that the obligations of the Holder under this letter agreement are several and not joint with the obligations of any other holder of Common Stock purchase warrants of the Company (each, an “Other Holder”) under any other agreement related to the exercise of such warrants (“Other Warrant Exercise Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exercise Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

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The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof until 60 Trading Days after the date hereof, that none of the terms offered to any Other Holder with respect to any Other Warrant Exercise Agreement (or any amendment, modification or waiver thereof), is or will be more favorable to such Other Holder than those of the Holder and this letter agreement. If, and whenever on or after the date hereof until 60 Trading Days after the date hereof, the Company enters into an Other Warrant Exercise Agreement, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this letter agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Exercise Agreement (including the issuance of additional Warrant Shares), provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this letter agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each Other Warrant Exercise Agreement.

Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this letter agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Existing Warrant Shares. This letter agreement shall be governed by the laws of the State of New York without regard to the principles of conflicts of law thereof.

***************

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To accept this offer, Holder must counter execute this letter agreement and return the fully executed letter agreement to the Company at e-mail: lclifton@kempharm.com, attention: R. LaDuane Clifton, on or before 9:00 am (New York City time) on June 18, 2021.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

KEMPHARM, INC.

By:
Name:
Title:

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Accepted and Agreed to:

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Existing Warrant Shares:

Number of Existing Warrants being exercised contemporaneously with signing this letter:

Aggregate Exercise Price of the Existing Warrants being exercised contemporaneously with signing this letter: $

New Warrant Shares:

New Warrant Purchase Price:

Beneficial Ownership Limitation New Warrant: 4.99%/9.99%

Address for Delivery of New Warrant:

DTC Instructions:

The Existing Warrant Shares shall be delivered to the following DWAC Account Number:

Broker Name:

Broker DTC DWAC #:

Broker Contact:

Account #:

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Annex A – Representations and Warranties

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

(a) Registration Statement. The Existing Warrant Shares are registered for issuance on a Registration Statement on Form S-3 (File No. 333-252903) (the “Registration Statement”) and the Company knows of no reason why such registration statement shall not remain effective for the foreseeable future. The Company shall use commercially reasonable efforts to keep the Registration Statement effective and available for use by the Holder until all Existing Warrant Shares underlying the Existing Warrants are sold by the Holder.

(b) Authorization; Enforcement. The Company will have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby will be duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected, other than for which a waiver has been obtained by the Company; or (iii) subject to Section (d) below, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(d) Nasdaq Corporate Governance. The transactions contemplated under this letter agreement, comply with all rules of Nasdaq.

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(e) Issuance of the New Warrant. The issuance of the New Warrants is duly authorized and, upon the execution of this letter agreement by the undersigned, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company, and the shares issuable upon exercise of the New Warrant (the “New Warrant Shares”), when issued in accordance with the terms of the New Warrant, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the New Warrant Shares in full.

(f) Legends and Transfer Restrictions.

(i) The New Warrant and New Warrant Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of New Warrant or New Warrant Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the undersigned or in connection with a pledge, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred New Warrant and New Warrant Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this letter agreement.

(ii) The undersigned agrees to the imprinting, so long as is required by this Section (i), of a legend on any of the New Warrant and New Warrant Shares in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that the undersigned may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the New Warrant to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this letter agreement and, if required under the terms of such arrangement, the undersigned may transfer pledged or secured New Warrant to the pledgees

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or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate undersigned’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of New Warrant may reasonably request in connection with a pledge or transfer of the New Warrant or New Warrant Shares.

(iii) Certificates evidencing the New Warrant Shares shall not contain any legend (including the legend set forth in Section (f)(ii) hereof), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such New Warrant Shares pursuant to Rule 144, (iii) if such New Warrant Shares are eligible for sale under Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to its transfer agent (if required by the transfer agent) and the undersigned (if requested by the undersigned) in connection with the removal of the legend hereunder. If all or any portion of a New Warrant is exercised at a time when there is an effective registration statement to cover the resale of the New Warrant Shares, or if such New Warrant Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such New Warrant Shares shall be issued free of all legends. The Company agrees that following such time as such legend is no longer required under this Section (f), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Warrant Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to the undersigned a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section (f). Certificates for New Warrant Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the undersigned by crediting the account of the undersigned’s prime broker with the Depository Trust Company System as directed by the undersigned. “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Warrant Shares issued with a restrictive legend.

(iv) In addition to such undersigned’s other available remedies, the Company shall pay to the undersigned, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of New Warrant Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section (f)(iii), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the undersigned by the Legend Removal Date a certificate representing the Securities so delivered to the Company by

8

such undersigned that is free from all restrictive and other legends and (b) if after the Legend Removal Date such undersigned purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such undersigned of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such undersigned anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such undersigned’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of New Warrant Shares that the Company was required to deliver to such undersigned by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such undersigned to the Company of the applicable New Warrant Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(g) Public Information Failure. At any time during the period commencing from the six (6) month anniversary of the date hereof and ending at such time that all of the New Warrant Shares may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if there is no effective registration statement covering the resale of all of the New Warrant Shares and the Company (i) shall fail for any reason to satisfy the current public information requirement under Rule 144(c) or (ii) has ever been an issuer described in Rule 144(i)(1)(i) or becomes an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, in addition to the undersigned’s other available remedies, the Company shall pay to the undersigned, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the New Warrant Shares, an amount in cash equal to two percent (2.0%) of the aggregate Exercise Price of the undersigned’s New Warrant on the day of a Public Information Failure and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the undersigned to transfer the New Warrant Shares pursuant to Rule 144. The payments to which the undersigned shall be entitled pursuant to this Section (g) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit the undersigned’s right to pursue actual damages for the Public Information Failure, and the undersigned shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(h) Listing of Common Stock. The Company shall apply to list or quote all of the New Warrant Shares on Nasdaq and promptly secure the listing of all of the New Warrant Shares on Nasdaq.

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(i) Registration Statement. As soon as practicable (and in any event within ten (10) calendar days of the date of this Agreement), the Company shall file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Holders of the New Warrant Shares issued and issuable upon exercise of the New Warrants. The Company shall use commercially reasonable efforts to cause such registration to become effective on or prior to the 30th calendar day after the initial filing date and to keep such registration statement effective at all times until no Holder owns any New Warrants or New Warrant Shares issuable upon exercise thereof.

(j) Subsequent Equity Sales. From the date hereof until the registration statement registering for resale all of the New Warrant Shares is declared effective by the Commission, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than the registration statement registering the New Warrant Shares or a registration statement on Form S-8. Notwithstanding the foregoing, this Section (j) shall not apply in respect of an Exempt Issuance. As used herein, “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (except for such decreases in exercise, exchange or conversion price in accordance with the terms of such securities) or to extend the term of such securities, (c) securities pursuant to the terms of that certain December 2020 Exchange Agreement and Amendment to Facility Agreement, Notes and Investors’ Rights Agreement, dated as of December 20, 2020, by and among the Company and the other parties thereto, as amended as of the date hereof, or upon the exercise or exchange of or conversion of any securities issued pursuant to such agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (except for such decreases in exercise, exchange or conversion price in accordance with the terms of such securities) or to extend the term of such securities, and (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith until the registration statement registering all of the New Warrant Shares is declared effective, and provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

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Annex B – Form of New Warrant

[See Exhibit 4.1 Filed herewith]

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